Exhibit (c)(vi)

Confidential – Preliminary Draft Confidential Treatment Requested. Certain portions of this exhibit have been redacted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment. Project Everest Special Committee Discussion Materials – Evaluation of Strategic Alternatives September 2023

Confidential – Preliminary Draft

Executive Summary

Preliminary Observations

Section	Observations
Intro	■ In its role as advisor to the Special Committee Evercore has prepared a preliminary analysis of strategic alternatives that may be available to the Company, from the perspective of value creation potential and feasibility. These include: ■ Remaining a standalone publicly-traded company ■ Separating the Enterprise and SMB segments through a tax-efficient or taxable transaction ■ Selling the Company in a change of control or selling a minority stake without a change of control
Standalone	■ We believe the business is not significantly undervalued today in the public markets ■ Everest currently trades at ~30x next year's consensus EBITDA, a significantly higher multiple than the vast majority of its peer-set due to the Company's differentiated financial profile of both 20%+ growth and 20%+ EBITDA margins ■ There may be some modest multiple upside above 30x in light of Everest's implied growth-adjusted multiples, but likely more downside pressure as the Company scales against its core SMB TAM and margin expansion inevitably decelerates ■ The Company expects to deliver higher EBITDA in the future than equity analysts estimate, creating potential upside to the stock price on a present value basis despite potential multiple compression ■ Given Everest's current trading multiple relative to the cost of debt in current markets, a levered recapitalization does not appear to be a compelling alternative ■ Potential standalone value creation should be weighed against the risk of sustained execution against the management plan and exogenous market risk
Separation	■ A separation of the Enterprise and SMB segments has the potential to unlock shareholder value ■ The segments largely operate independently, have different business models, serve different end markets and customer types, and would be valued at different multiples ■ Were the businesses to trade as separate entities, the theoretical combined value could be meaningfully higher than Everest as a single company, as the separate businesses are able to simplify their respective equity stories and attract separate investor bases ■ Though not captured in our analysis, it is also possible that separately focused management time and capital allocation would enable the businesses to outperform their standalone plans ■ Potential paths to a separation include a taxable sale of one or both of the segments or a tax-efficient spin of one of the segments ■ A tax-efficient spin would result in two separate publicly-traded companies both of which would be smaller in revenue scale than Everest, with increased total public company costs; Enterprise in particular would likely be perceived as a sub-scale public company and could suffer from limited investor interest and analyst coverage, potentially offsetting any value creation ■ A sale of Enterprise in a taxable transaction, with SMB either remaining publicly-traded or sold independently, would likely be achievable with significantly less value at risk than a spin-off ■ If proceeds from a potential sale of Enterprise were greater than what SMB RemainCo could deploy near-term towards organic investment or M&A then the Company would likely need to consider a sizeable return of capital to shareholders ■ We think the possibility of a tax efficient spin-merge transaction for Enterprise is unlikely given the dearth and relative size of relevant partners ■ A spin or sale of separate segment(s) would impose a significant distraction to management given the combination of carve-out work and transaction work especially as a public company

EVERCORE 2 Project Everest

Confidential – Preliminary Draft Executive Summary (Cont’d) ? A control sale of the Company offers the potential to realize a premium to the current share price while minimizing operational execution risk and transactional complexity ? We believe there are few likely strategic buyers for the whole business but that financial sponsors will be attracted to the Company’s fundamentals and may value the optionality to benefit from a future separation of the segments ? A minority sale with no change in control could avoid tax leakage in a subsequent separation of the businesses ? At the upper-end of our analysis, we estimate this impact to be on the order of ~$1 per share or ~5% of value Observations ? It is possible that a buyer would value control sufficiently to support a higher premium than a non-control transaction, but the typical Sale “control premium” concept may be less relevant in this situation for multiple reasons: ? We believe financial sponsor buyers generally will view a future separation of the businesses as the value-maximizing strategy; if the existing control shareholder is already aligned on this strategy then the practical value of control may be diminished Preliminary ? If a future separation is intended then the value of a control premium may be reduced by the likely tax leakage ? We would anticipate that a buyer of a large minority of the equity (>40% ownership) would gain meaningful minority governance and other rights and protections, at least partially replicating the benefit of control ? Certain financial sponsors prefer to invest in control deals as a structural matter, so the depth of buyer demand may be impacted by the type of transaction the Company chooses to pursue 3 Project Everest

Confidential – Preliminary Draft Strategic Alternatives – Benefits and Considerations Description Benefits Considerations I ? Continued discount to SOTP value and ? Execute current business plan downward multiple pressure as Everest scales ? Track record of strong execution against ? Key value creation drivers are public guidance ? Execution risk and questions around TAM continued revenue growth and saturation Standalone ? Near-term upside relative to current price margin expansion given market’s expectations for 2024 ? Overhang from large shareholder ? No separation of business profitability are below management’s segments ? Public company costs, distractions, and market volatility II ? Spin Enterprise segment to current Everest shareholders in a tax-free transaction ? Tax leakage in the event of the sale of a ? Potential to unlock SOTP value by refocusing segment ? Results in two separate public separate equity stories companies – Enterprise and ? Enterprise will be a sub-scale standalone SMB ? Focused management and capital allocation public company and face dis-synergies from Separation could enable outperformance vs. peers public company costs in the event of a spin-off ? Sale of Enterprise segment for cash ? Sale of segment likely widens potential ? Significant management distraction while interest from strategics for both segments executing a simultaneous sale transaction and ? SMB remains a standalone carve out public company or is sold independently ? Potential to realize a premium to the current ? Non-control deal may be less appealing to III stock price including value for future some financial buyers separation ? Governance agreement adds complexity to ? Non-control Sale: Sale of non-control stake without a change-of- ? Easiest to execute separation as a private non-control transaction Sale control company ? Control deal creates tax leakage in potential ? Control Sale: Sale of a majority ? Sale of a non-control stake could avoid tax future separation stake (>50%) leakage in a subsequent separation ? Likely limited strategic appetite for the whole ? Minimize operational risk and transactional company complexity 4 Project Everest

Confidential – Preliminary Draft

Illustrative Financial Analysis Summary

($ in millions, expect per share data)

Valuation as of 6/30/23

Current Share Price: $17.50 | Current TEV: $2,698 | Current FY24E Consensus Multiples: 30.0x / 5.8x

		Key Metrics and Methodologies	Implied Share Price	Implied TEV	Implied FY24E EBITDA Multiple[1]	Implied FY24E Revenue Multiple[1]	Implied Premium to Current
I DCF	PGR	DCF – PGR Method (5.0% - 7.0% PGR) Disc. Rate: 12.5% - 13.5% Imp. Terminal EBITDA Multiple (NTM): 6.8x - 10.6x	$12.54 - $17.42	$1,838 - $2,684	17.4x - 25.4x	3.9x - 5.7x	(28.4%) - (0.4%)
I DCF	Terminal Multiple	DCF – Terminal Multiple Method (9.0x - 13.0x NTM EBITDA) Disc. Rate: 12.5% - 13.5% Imp. PGR: 6.1% - 8.9%	$14.64 - $19.88	$2,202 - $3,110	20.8x - 29.4x	4.7x - 6.6x	(16.4%) - 13.6%
Standalone	Trading Multiples	Trading EBITDA Multiples[2] FY24E EBITDA: $106 Multiple Range: 25.0x - 33.0x	$17.19 - $22.07	$2,643 - $3,489	25.0x - 33.0x	5.6x - 7.4x	(1.8%) - 26.1%
Standalone	Reference	Average of PV of FSP from FY23-FY26 NTM EBITDA Multiple starting at 30.0x and stepped down to 22.0x - 26.0x by FY26 Disc. Rate: 14.0%	$22.52 - $24.30	$3,567 - $3,876	33.7x - 36.7x	7.6x - 8.3x	28.7% - 38.9%
Standalone	Reference	1-Year Analyst Price Targets 25th - 75th Percentile (Based on Available Analysts)	$21.00 - $24.50	$3,304 - $3,910	31.2x - 37.0x	7.0x - 8.3x	20.0% - 40.0%
Standalone	Reference	52-Week Trading Range	$15.44 - $22.27	$2,341 - $3,524	22.1x - 33.3x	5.0x - 7.5x	(11.8%) - 27.3%
II Separation (SOTP of Ent. / SMB)	Trading Multiples	Trading EBITDA Multiples[3] FY24E Enterprise EBITDA: $14 / FY24E SMB EBITDA: $97 Multiple Range: 30.0x - 35.0x / 28.0x - 36.0x	$19.99 - $24.86 ($2.62 - $3.02 | $15.78 - $20.26)	$3,128 - $3,973	29.6x - 37.6x	6.7x - 8.5x	14.2% - 42.1%
II Separation (SOTP of Ent. / SMB)	Precedents	Precedent Transactions[5] NTM Enterprise Rev.: $172 / NTM SMB EBITDA: $83 Precedent Multiple Range: 4.0x - 5.0x / 30.0x - 40.0x	$20.21 - $25.98 ($4.21 - $5.20 | $14.43 - $19.20)	$3,168 - $4,166	30.0x - 39.4x	6.7x - 8.9x	15.5% - 48.5%
III Sale	Precedents	Precedent Transactions NTM EBITDA: $82 Precedent Multiple Range: 25.0x - 40.0x	$13.78 - $20.89	$2,053 - $3,284	19.4x - 31.1x	4.4x - 7.0x	(21.3%) - 19.4%
III Sale	Reference	Premiums Paid (Majority Transaction) Premia Paid: 20.0% - 35.0%	$21.00 - $23.63	$3,304 - $3,758	31.2x - 35.5x	7.0x - 8.0x	20.0% - 35.0%
III Sale	Reference	LBO (WholeCo Exit): 6.5x Leverage[6] '28E Exit EBITDA: 22.0x - 26.0x Required IRR: 17.5% - 22.5%	$18.17 - $24.98	$2,814 - $3,992	26.6x - 37.8x	6.0x - 8.5x	3.9% - 42.7%

Implied Tax Impact / Share to be Netted Against SOTP Value in Taxable Separation: ($0.50) - ($0.99)[4]

Implied Share Price Range: Enterprise | SMB (Totals also incl. $1.58 of unallocated cash / sh.)

Enterprise | SMB

Source: Management estimates, FactSet (9/14/23)
1. Implied multiples based on management estimates for 2024E EBITDA and Revenue, respectively
2. Implies ~1.00-1.30x growth adjusted EBITDA based on peers and 25.4% growth rate
3. Implies a range of 1.35x – 1.55x 2024E growth adjusted EBITDA and 2.2x – 2.5x 2024E Revenue for Enterprise. Implies a range of 1.00x – 1.30x 2024E growth adjusted EBITDA and 9.8x – 12.6x 2024E Revenue for SMB

EVERCORE 5 Project Everest

4. Calculated using midpoint Enterprise valuations implied by peer and precedent methodologies
5. For the Enterprise segment (NTM growth rate of ~20%), implies ~0.22x growth adjusted Revenue (EQT / BillTrust transaction's growth adjusted revenue multiple). Implies a range of 10.1x – 13.4x NTM Revenue for SMB
6. LBO Incorporates $9mm-$12mm of public company cost savings over the forecast period (2023E-2028E)

Confidential – Preliminary Draft I Illustrative Discounted Cash Flow Analysis – WholeCo (PGR Method) Valuation date as of 6/30/23 ($ in millions, expect per share data) Free Cash Flow Summary Management Projections Management Extrapolation 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Terminal Revenue $374 $469 $588 $726 $886 $1,040 $1,175 $1,305 $1,425 $1,538 $1,640 $1,640 % Growth 27.6% 25.4% 25.3% 23.4% 22.1% 17.3% 13.0% 11.0% 9.2% 7.9% 6.7% EBITDA $72 $106 $149 $205 $276 $336 $390 $443 $492 $539 $581 $581 % Margin 19.3% 22.5% 25.3% 28.2% 31.1% 32.3% 33.2% 33.9% 34.5% 35.0% 35.5% 35.5% Less: Depreciation (4) (7) (9) (12) (16) (19) (21) (23) (25) (27) (29) (33) Less: Intangible Amort (15) (14) (14) (9) (8) (8) (2) (0) Less: SBC (23) (34) (47) (63) (80) (83) (94) (91) (100) (108) (115) (115) EBIT (Burdened by SBC) $30 $51 $79 $121 $172 $226 $274 $328 $367 $404 $438 $434 % Margin 8.0% 10.8% 13.4% 16.7% 19.4% 21.8% 23.3% 25.1% 25.8% 26.3% 26.7% 26.5% Less: Unlevered Taxes (10) (17) (24) (34) (46) (59) (71) (85) (95) (105) (114) (113) % Tax Rate 34.3% 33.9% 30.3% 28.1% 26.6% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% Plus: Depreciation 4 7 9 12 16 19 21 23 25 27 29 33 Plus: Intangible Amort 15 14 14 9 8 8 2 0 Less: Capital Expenditures (10) (12) (13) (15) (18) (21) (24) (26) (29) (31) (33) (33) Less: (Increases) in NWC (16) (9) (14) (14) (16) (16) (18) (20) (21) (23) (25)—Total Unlevered FCF $14 $33 $51 $78 $117 $158 $184 $220 $247 $272 $295 $321 (x) Discount Factor @ 13.0% Disc. Rate 0.97x 0.88x 0.78x 0.69x 0.61x 0.54x 0.48x 0.43x 0.38x 0.33x 0.29x PV of Unlevered FCF $7 $30 $40 $54 $72 $85 $88 $94 $93 $91 $87 Implied Share Price Implied Terminal NTM EBITDA Multiple Terminal Cash Flow $321 Terminal Value @ 6.0% PGR 4,861 Perpetuity Growth Rate Perpetuity Growth Rate Discount Factor @ 13.0% WACC 0.295x PV of Terminal Value $1,432 5.0% 6.0% 7.0% 5.0% 6.0% 7.0% PV of Projected Cash Flows 740 12.5% $14.31 $15.63 $17.42 12.5% 7.7x 8.9x 10.6x Total Enterprise Value $2,172 Plus: Cash 333 u nt u nt Less: Debt—Rate 13.0% $13.36 $14.47 $15.93 Rate 13.0% 7.2 8.3 9.8 Equity Value $2,505 Disco Disco (/) FDSO 1 173.2 13.5% $12.54 $13.47 $14.68 13.5% 6.8 7.8 9.0 Price Per Share $14.47 6 Project Everest Source: Company filings, Management estimates 1. Includes 167.4mm basic shares outstanding as of 7/31/23 and 5.8mm dilutive securities as of 6/30/23

Confidential – Preliminary Draft I Illustrative Discounted Cash Flow Analysis – WholeCo (Terminal Multiple Method) Valuation date as of 6/30/23 ($ in millions, expect per share data) Free Cash Flow Summary Management Projections Management Extrapolation 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Terminal Revenue $374 $469 $588 $726 $886 $1,040 $1,175 $1,305 $1,425 $1,538 $1,640 $1,640 % Growth 27.6% 25.4% 25.3% 23.4% 22.1% 17.3% 13.0% 11.0% 9.2% 7.9% 6.7% EBITDA $72 $106 $149 $205 $276 $336 $390 $443 $492 $539 $581 $581 % Margin 19.3% 22.5% 25.3% 28.2% 31.1% 32.3% 33.2% 33.9% 34.5% 35.0% 35.5% 35.5% Less: Depreciation (4) (7) (9) (12) (16) (19) (21) (23) (25) (27) (29) (33) Less: Intangible Amort (15) (14) (14) (9) (8) (8) (2) (0) Less: SBC (23) (34) (47) (63) (80) (83) (94) (91) (100) (108) (115) (115) EBIT (Burdened by SBC) $30 $51 $79 $121 $172 $226 $274 $328 $367 $404 $438 $434 % Margin 8.0% 10.8% 13.4% 16.7% 19.4% 21.8% 23.3% 25.1% 25.8% 26.3% 26.7% 26.5% Less: Unlevered Taxes (10) (17) (24) (34) (46) (59) (71) (85) (95) (105) (114) (113) % Tax Rate 34.3% 33.9% 30.3% 28.1% 26.6% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% Plus: Depreciation 4 7 9 12 16 19 21 23 25 27 29 33 Plus: Intangible Amort 15 14 14 9 8 8 2 0 Less: Capital Expenditures (10) (12) (13) (15) (18) (21) (24) (26) (29) (31) (33) (33) Less: (Increases) in NWC (16) (9) (14) (14) (16) (16) (18) (20) (21) (23) (25)—Total Unlevered FCF $14 $33 $51 $78 $117 $158 $184 $220 $247 $272 $295 $321 (x) Discount Factor @ 13.0% Disc. Rate 0.97x 0.88x 0.78x 0.69x 0.61x 0.54x 0.48x 0.43x 0.38x 0.33x 0.29x PV of Unlevered FCF $7 $30 $40 $54 $72 $85 $88 $94 $93 $91 $87 Implied Share Price Implied PGR Terminal NTM EBITDA $622 NTM Multiple 11.0x Terminal NTM EBITDA Multiple Terminal NTM EBITDA Multiple Terminal Value $6,846 Discount Factor 0.277x 9.0x 11.0x 13.0x 9.0x 11.0x 13.0x PV of Terminal Value $1,897 PV of Projected Cash Flows 740 12.5% $15.71 $17.79 $19.88 12.5% 6.1% 7.2% 8.0% Total Enterprise Value $2,637 nt u u nt Plus: Cash 333 Rate 13.0% $15.16 $17.15 $19.14 Rate 13.0% 6.5% 7.6% 8.4% Less: Debt—Disco Disco Equity Value $2,970 1 13.5% $14.64 $16.54 $18.44 13.5% 7.0% 8.1% 8.9% (/) FDSO 173.2 Price Per Share $17.15 7 Project Everest Source: Company filings, Management estimates 1. Includes 167.4mm basic shares outstanding as of 7/31/23 and 5.8mm dilutive securities as of 6/30/23

Confidential – Preliminary Draft

I

II

Selected Publicly Traded Companies – Valuation Metrics

($ in millions, expect per share data items)

Company	Share Price 9/14/23	Market Cap	Total Enterprise Value	TEV / Revenue CY23E	TEV / Revenue CY24E	TEV / REV / G[1] CY24E	TEV / Gross Profit CY23E	TEV / Gross Profit CY24E	TEV / GP / G[1] CY24E	TEV / EBITDA CY23E	TEV / EBITDA CY24E	TEV / EBITDA / G[1] CY24E	Net Leverage LTM	Dividend Yield
Enterprise Peers														
Everest Enterprise	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Flywire	$31.40	$4,237	$3,647	13.9x	11.2x	0.46x	14.8x	11.8x	0.48x	NM	NM	NA	(19.5x)	0.0%
ACI Worldwide	23.91	2,619	3,541	2.4	2.3	0.35	4.8	4.4	0.67	9.1	8.4	1.28	2.4	0.0%
Payoneer	6.11	2,524	1,997	2.8	2.5	0.18	2.8	2.5	0.18	11.8	10.3	0.76	(3.9)	0.0%
Paymentus	15.86	2,025	1,866	3.1	2.6	0.13	10.0	8.0	0.39	42.6	33.4	1.64	(4.0)	0.0%
AvidXchange	9.68	2,071	1,777	4.8	4.0	0.21	7.1	5.9	0.30	NM	45.0	2.33	NM	0.0%
Mean				**5.4x**	**4.5x**	**0.26x**	**7.9x**	**6.5x**	**0.41x**	**21.2x**	**24.3x**	**1.50x**	**(6.3x)**	**0.0%**
Median				**3.1**	**2.6**	**0.21**	**7.1**	**5.9**	**0.39**	**11.8**	**21.8**	**1.46**	**(4.0)**	**0.0%**
SMB Peers														
Everest SMB	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Bill Holdings	$111.41	$12,581	$11,781	10.0x	8.1x	0.34x	11.7x	9.6x	0.41x	NM	NM	NA	(6.2x)	0.0%
Paylocity	192.63	10,772	10,484	8.1	6.8	0.35	11.1	9.2	0.48	24.9	20.4	1.05	(0.7)	0.0%
Paycor	23.17	4,160	4,693	7.8	6.7	0.40	11.4	9.7	0.57	26.1	21.6	1.28	(0.6)	0.0%
Doximity	21.48	4,592	3,719	8.3	7.5	0.68	9.3	8.3	0.76	19.0	16.8	1.53	(4.6)	0.0%
Evercommerce	9.71	1,892	2,340	3.4	3.0	0.26	5.2	4.6	0.39	16.0	14.0	1.20	3.2	0.0%
Definitive	8.27	1,323	1,233	4.9	4.3	0.32	5.7	4.9	0.37	17.7	15.3	1.14	(1.3)	0.0%
Phreesia	20.09	1,229	1,117	3.2	2.5	0.09	4.9	3.9	0.14	NM	NM	NA	1.9	0.0%
Weave Comm.	9.00	696	610	3.7	3.2	0.23	5.4	4.7	0.33	NM	NM	NA	6.3	0.0%
Mean				**6.2x**	**5.3x**	**0.33x**	**8.1x**	**6.9x**	**0.43x**	**20.7x**	**17.6x**	**1.24x**	**(0.2x)**	**0.0%**
Median				**6.4**	**5.5**	**0.33**	**7.5**	**6.6**	**0.40**	**19.0**	**16.8**	**1.20**	**(0.7)**	**0.0%**
WholeCo[2]														
Everest WholeCo Cons.	$17.50	$3,030	$2,698	7.1x	5.8x	0.24x	9.0x	7.3x	0.31x	38.4x	30.0x	1.27x	(5.2x)	0.0%
Everest WholeCo Mgmt.	17.50	3,030	2,698	7.2x	5.7	0.23	9.0	7.2	0.28	37.4	25.5	1.01	(5.2)	0.0%
Mean				**5.9x**	**5.0x**	**0.31x**	**8.0x**	**6.7x**	**0.42x**	**20.9x**	**20.6x**	**1.35x**	**(2.2x)**	**0.0%**
Median				**4.8**	**4.0**	**0.32**	**7.1**	**5.9**	**0.39**	**18.3**	**16.8**	**1.28**	**(1.0)**	**0.0%**
Weighed Average[3]				**5.0**	**4.3**	**0.28**	**7.3**	**6.3**	**0.40**	**18.4**	**17.4**	**1.23**		

Source: Company filings, FactSet (9/14/23), Management estimates

Note: Everest, Flywire, AvidXchange, and Payoneer financials calculated on a net revenue basis

Note: Everest based on Management projections except where indicated as Consensus; EBITDA represents segments burdened by allocated corporate overhead

Note: EBITDA multiple means and medians only include meaningful values. Multiples shown as NM are >50x or negative

1. Calculated as TEV / '24E Metric / '23E-'24E Revenue Growth
2. WholeCo peers represent the peer median for all Enterprise and SMB peers
3. Weighted averages represent each segment's peer median multiple weighted by Everest's revenue contribution for revenue and gross profit multiples, and by Everest's EBITDA contribution for EBITDA multiples

EVERCORE 8 Project Everest

I
II

Confidential – Preliminary Draft

Selected Publicly Traded Companies – Operating Metrics

Everest segment EBITDA figures include allocation of corporate expenses

($ in millions, expect per share data items)

Company	Revenue		Revenue Growth		Gross Profit		Gross Margin		EBITDA		EBITDA Margin		Rule of 40[1]	
	CY23E	CY24E	CY23E	CY24E	CY23E	CY24E	CY23E	CY24E	CY23E	CY24E	CY23E	CY24E	CY23E	CY24E
Enterprise Peers														
Everest Enterprise	$157	$192	23.1%	21.9%	$128	$155	81.3%	81.0%	$6	$14	4.1%	7.2%	27.2%	29.1%
Flywire	$262	$326	36.0%	24.4%	$246	$310	93.6%	95.0%	$37	$63	13.9%	19.2%	49.9%	43.6%
ACI Worldwide	1,453	1,549	2.2%	6.6%	737	805	50.7%	52.0%	388	420	26.7%	27.1%	28.9%	33.7%
Payoneer	704	799	36.1%	13.5%	704	799	100.0%	100.0%	169	194	24.1%	24.3%	60.1%	37.8%
Paymentus	606	729	21.8%	20.4%	186	233	30.8%	31.9%	44	56	7.2%	7.7%	29.1%	28.0%
AvidXchange	370	441	16.8%	19.3%	251	303	67.9%	68.8%	8	39	2.1%	9.0%	NM	NM
Mean	**$679**	**$769**	**22.6%**	**16.8%**	**$425**	**$490**	**68.6%**	**69.5%**	**$129**	**$155**	**14.8%**	**17.5%**	**42.0%**	**35.8%**
Median	**606**	**729**	**21.8%**	**19.3%**	**251**	**310**	**67.9%**	**68.8%**	**44**	**63**	**13.9%**	**19.2%**	**39.5%**	**35.8%**
SMB Peers														
Everest SMB	$217	$277	31.1%	27.9%	171	220	78.7%	79.1%	$70	$97	32.4%	34.9%	63.6%	62.8%
Bill Holdings	$1,179	$1,456	37.6%	23.5%	$1,004	$1,226	85.2%	84.2%	$154	$221	13.1%	15.2%	50.7%	38.6%
Paylocity	1,291	1,542	27.2%	19.5%	944	1,134	73.1%	73.5%	420	514	32.6%	33.3%	59.7%	52.8%
Paycor	599	701	21.9%	16.9%	413	485	68.9%	69.3%	180	218	30.1%	31.0%	52.0%	47.9%
Doximity	448	498	12.0%	11.0%	401	446	89.5%	89.6%	196	221	43.8%	44.5%	27.3%	24.7%
Evercommerce	688	769	10.9%	11.7%	453	508	65.8%	66.1%	146	167	21.2%	21.8%	32.1%	33.4%
Definitive	251	284	12.6%	13.4%	215	249	85.7%	87.7%	70	81	27.8%	28.4%	45.4%	47.2%
Phreesia	348	443	26.6%	27.2%	226	289	65.0%	65.3%	(55)	(18)	NM	NM	NA	NA
Weave Comm.	166	190	16.8%	14.2%	113	129	67.9%	68.1%	(12)	(4)	NM	NM	NA	NA
Mean	**$621**	**$735**	**20.7%**	**17.2%**	**$471**	**$558**	**75.1%**	**75.5%**	**$138**	**$175**	**28.1%**	**29.0%**	**44.5%**	**40.8%**
Median	**524**	**599**	**19.4%**	**15.6%**	**407**	**466**	**71.0%**	**71.4%**	**150**	**192**	**28.9%**	**29.7%**	**48.0%**	**42.9%**
WholeCo[2]														
Everest WholeCo Cons.	$378	$468	24.5%	23.6%	$299	$367	79.0%	78.5%	$70	$90	18.6%	19.2%	43.0%	42.9%
Everest WholeCo Mgmt.	374	469	27.6%	25.4%	299	375	79.8%	79.9%	72	106	19.3%	22.5%	46.9%	47.9%
Mean	**$644**	**$748**	**21.4%**	**17.0%**	**$453**	**$532**	**72.6%**	**73.2%**	**$134**	**$167**	**22.0%**	**23.8%**	**43.5%**	**38.8%**
Median	**599**	**701**	**21.8%**	**16.9%**	**401**	**446**	**68.9%**	**69.3%**	**146**	**167**	**24.1%**	**24.3%**	**47.6%**	**38.2%**

EVERCORE

Source: Company filings, FactSet (9/14/23), Management estimates
Note: Everest, Flywire, AvidXchange, and Payoneer financials calculated on a net revenue basis
Note: Everest based on Management projections except where indicated as Consensus; EBITDA represents segments burdened by allocated corporate overhead

9

Note: EBITDA multiple means and medians only include meaningful values. Multiples shown as NM are >50x or negative
1. "Rule of 40" calculated as Revenue Growth + EBITDA Margin
2. WholeCo peers represent the peer median for all Enterprise and SMB peers

Project Everest

Confidential – Preliminary Draft I Reference: Present Value of Future Share Price (NTM EBITDA) ($ in millions, expect per share data) Illustrative Future Share Price Analysis Illustrative Present Value of the Future Share Price (@ Various NTM EBITDA Multiples) (@ Various NTM EBITDA Multiples) $45.56 30.0x—26.0x NTM $42.44 EBITDA 30.0x—24.0x NTM EBITDA $35.84 30.0x—22.0x NTM $34.28 $39.32 30.0x—26.0x NTM Average PV of FSP – High Range: $28.80 EBITDA; 14.0% CoE $27.74 $24.30 $25.83 $26.83 $27.17 $32.72 $22.79 30.0x—24.0x NTM $24.71 $22.32 EBITDA; 14.0% CoE $21.13 $21.13 $26.59 $19.79 30.0x—22.0x NTM $19.79 $24.86 $23.58 EBITDA; 14.0% CoE $21.13 $21.85 $17.50 $19.79 $17.50 Average PV of FSP – Low Range: $22.52 Current 12/31/23 12/31/24 12/31/25 12/31/26 Current 12/31/23 12/31/24 12/31/25 12/31/26 PV of Future Share Price Analysis (6/30/23) NTM EBITDA Multiple Method FYE 12/31, 2023E 2024E 2025E 2026E NTM EBITDA (Mgmt. Plan) $106 $149 $205 $276 (x) NTM EBITDA Multiple 30.0x 28.0x 26.0x 24.0x Future TEV $3,172 $4,175 $5,322 $6,621 Plus: Net Cash1 420 525 677 891 Future Equity Value $3,592 $4,700 $6,000 $7,512 (/) FDSO 2 170.0 173.0 175.0 177.0 Implied Future Share Price $21.13 $27.17 $34.28 $42.44 (x) Discount Factor @ 14.0% CoE 0.94x 0.82x 0.72x 0.63x PV of Future Share Price $19.79 $22.32 $24.71 $26.83 % Premium to Current 13.1% 27.5% 41.2% 53.3% 10 Project Everest Source: Company Filings, Management estimates, FactSet (9/14/23) 1. Net cash balance forecast per management 2. Provided by Management

II
III
Confidential – Preliminary Draft

Precedent Transactions – Valuation Metrics

($ in millions, except per share data items)

Date Announced	Acquirer	Target	Total Enterprise Value	TEV / Revenue		TEV / Revenue / G	TEV / EBITDA		Revenue Growth	EBITDA Margin
				LTM	NTM	NTM	LTM	NTM	NTM	NTM
Enterprise Transactions										
1/9/23	Nuvei	Paya	$1,300	4.7x	4.1x	0.31x	18.2x	15.5x	13.4%	26.7%
12/12/22	Thoma Bravo	Coupa	8,000	9.8	8.3	0.46	NM	36.4	18.2%	22.7%
9/28/22	EQT	Billtrust	1,552	10.7	7.9	0.22	NM	NM	35.4%	(3.1%)
8/1/22	Global Payments	EVO Payments	4,000	7.4	7.2	2.84	20.4	19.6	2.5%	36.8%
12/17/21	Thoma Bravo	Bottomline	2,600	5.4	4.7	0.34	26.8	23.2	13.9%	20.4%
5/28/19	Global Payments	TSYS	25,225	6.2	6.0	2.61	18.1	16.5	2.3%	36.7%
3/18/19	FIS	Worldpay	43,000	11.0	9.9	0.93	22.7	19.5	10.7%	50.6%
1/16/19	Fiserv	First Data	39,000	4.9	4.4	0.35	12.0	11.4	12.5%	38.4%
7/4/17	Vantiv	Worldpay	12,000	9.4	9.1	NM	24.9	22.0	2.7%	41.6%
2/14/17	PayPal	TIO	201	3.5	2.4	0.06	24.8	14.4	43.7%	17.0%
8/2/07	Fiserv	CheckFree	4,400	4.4	3.7	0.21	12.4	12.1	17.9%	31.1%
Mean			**$12,843**	**7.0x**	**6.2x**	**0.83x**	**20.0x**	**19.0x**	**15.7%**	**29.0%**
Median			**4,400**	**6.2**	**6.0**	**0.34**	**20.4**	**18.0**	**13.4%**	**31.1%**
SMB Transactions										
7/31/23	Francisco / TPG	New Relic	$6,043	6.3x	5.6x	0.42x	NM	29.6x	13.5%	18.9%
3/14/23	Blackstone	Cvent	4,600	7.3	6.0	0.29x	40.6	31.3	20.8%	19.3%
3/6/23	Silver Lake	Qualtrics	12,500	8.6	7.3	0.41x	NM	47.4	17.6%	15.4%
1/9/23	Vista Equity Partners	Duck Creek	2,600	8.4	7.5	0.62x	NM	NM	12.0%	9.0%
8/8/22	Vista Equity Partners	Avalara	8,400	11.4	8.6	0.26x	NM	NM	32.6%	4.0%
5/4/22	ICE	Black Knight	16,000	10.6	9.7	1.13x	21.6	19.6	8.6%	49.7%
4/7/22	Brookfield	CDK Global	8,300	4.7	4.5	0.72x	12.3	11.8	6.2%	37.9%
8/19/21	Nordic Capital	Inovalon Holdings	7,300	10.2	8.8	0.55x	29.3	24.6	16.0%	35.6%
2/10/21	Tyler Technologies	NIC	2,300	5.0	5.1	NM	21.1	20.1	(1.6%)	25.2%
12/21/20	Thoma Bravo	RealPage	10,200	9.1	8.0	0.55x	32.5	28.1	14.4%	28.4%
2/12/19	Thoma Bravo	Ellie Mae	3,397	7.1	6.6	0.97x	27.6	23.2	6.8%	28.6%
2/4/19	Hellman & Friedman	Ultimate Software	11,000	9.6	7.9	0.37x	40.3	32.5	21.6%	24.4%
12/24/18	Vista Equity Partners	Mindbody	1,900	8.3	6.4	0.22x	NM	NM	29.5%	4.4%
Mean			**$7,422**	**8.1x**	**7.1x**	**0.59x**	**26.4x**	**26.2x**	**13.4%**	**24.7%**
Median			**7,300**	**8.4**	**7.3**	**0.55**	**27.6**	**24.6**	**13.5%**	**25.2%**
Total Enterprise and SMB										
Mean			**$9,826**	**7.7x**	**6.7x**	**0.67x**	**23.9x**	**22.9x**	**15.5%**	**25.8%**
Median			**6,671**	**7.8**	**6.9**	**0.41**	**22.7**	**21.1**	**13.7%**	**26.0%**

Source: Company filings, FactSet

EVERCORE
11
Project Everest

Confidential – Preliminary Draft

II A Spin-Off of Enterprise May be Challenging Given Scale

Everest Enterprise's relatively small expected scale in the public markets as a standalone company make a public spin more challenging

#	Criterion	Characteristics of Strong Candidates	Characteristics of Weak Candidates
1	Scale	Sufficient Scale	Insufficient Scale
2	Capitalization	Properly Capitalized	Untenable Balance Sheets
3	Revenue Growth	Consistent Historical and Projected Growth Story	Flat to Negative Growth
4	Margin Profile	High Gross Margins and Profitable	Low Gross Margins and Unprofitable
5	Valuation	Supportive Public Market Valuations	Stronger Private Market Valuations
6	Operation	Efficient Operations & No Insurmountable Dis-synergies	Unable to Operate Publicly or Significant Synergies of Remaining Together
7	Market	No Macroeconomic or Regulatory Headwinds	Unfavorable Market Conditions

Enterprise as a Standalone Public Co


Enterprise would likely be ~1/2 the size of its closest public peer

Other Considerations

- Need to capitalize standalone companies
- Tax status of transaction
- Public company readiness

EVERCORE 12 Project Everest

Confidential – Preliminary Draft Project Everest Sponsors Strategics Illustrative Buyer Landscape For the Individual Business Segments Tier 1 Tier 2 Tier 1 Tier 2 Tier 1 Enterprise Solutions SMB Solutions Tier 1 Tier 2 13 Sponsors Strategics Note: Figures in parentheses represent latest flagship fund size; logos represent selected payments and vertical software portfolio companies II

Confidential – Preliminary Draft II Illustrative Tax Impact of Sale of Enterprise ($ in millions, expect per share data) Range based on valuation range of Enterprise implied by Trading Multiples and Precedents methodologies Enterprise Select Precedent Transactions Mid-point of Trading Multiples Mid-point of Precedent Transactions Implied Price / Share (Pre-Tax)—Midpoints $2.82 $4.70 Implied Enterprise Value (Pre-Tax) $448 $774 (-) Tax Basis (116) (116) Gain on Sale 332 658 Assumed Tax Rate 26.0% 26.0% Illustrative Tax Impact 86 171 Implied After Tax Enterprise Value $362 $603 (-) Net Debt (Cash) (40) (40) Equity Value $402 $643 FDSO 173.2 173.2 Implied Price / Share (Tax-Affected) $2.32 $3.71 Implied Tax Impact / Share ($0.50) ($0.99) Source: Company filings, FactSet (9/14/23), Management estimates 14 Project Everest

Confidential – Preliminary Draft Project Everest Financial Sponsors (Non-Control and Majority Transaction) Tier 1 Tier 2 Strategics (WholeCo Transaction) Tier 1.5 Tier 2 Illustrative Buyer Landscape 15 There may be limited “obvious” strategic buyers for WholeCo, which contains two distinct businesses serving different end markets Included in Non-control Sale Outreach Partner only for Non-Control Transaction Expressed Inbound Interest Passed Subsequent Additions (not part of initial process) III *

Confidential – Preliminary Draft Project Everest Process Update Signed NDA / Rec. Mats. Mgmt. Meeting Financial DD Call Follow Up Qs Current Status Commentary 8/22 9/12 Engaged • • • • • Management sessions reaffirmed [***] favorable view of the SMB business and helped them understand Enterprise better Are more positive about Enterprise following the meetings Diligence expected to focus on channel mix and paths for the business to move up-market [***] will only be able to commit $400-$500mm and will likely need to partner Opportunity has been well-socialized internally 8/22 9/11 Engaged • Like the business and management team • Believe both businesses are “very high quality” • Asked for time (at least a week’s notice ahead of the formal bid date) to put their best foot forward 8/28 9/12 Engaged • • • • • Very excited about the business and its positioning Believe SMB is the best-in-class solution currently in the market Comfortable partnering with GA and with check size Claimed to have already done “lots of work” given that [***] Asked for 2 weeks to complete valuation work 8/31 9/11 Engaged • Like the business and management team • Questions centered around process, timeline, and GA’s intentions • Preference for non-control deal, and to sell Enterprise / keep SMB • General preference for SMB business over Enterprise 8/23 9/12 Engaged • Like overall quality of the business (with a preference for SMB) • Initial feedback from IC suggested a concern with valuation • Confirmed that check size is not an issue • Curious about GA’s value creation plan for Everest • Continue to do work; will provide more feedback the week of 9/25 16

Confidential – Preliminary Draft

Process Update (Cont'd)

	Signed NDA / Rec. Mats.	Mgmt. Meeting	Financial DD Call	Follow Up Qs	Current Status	Commentary
[***]	✓	9/14	9/21		Engaged	• Interested (particularly in SMB) and taking process seriously • Need to do more work on Enterprise (which is more opaque); will need detail on residuals to understand profitability potential • Affirmed that a post go-private separation is the most interesting value creation strategy and are thinking about the Enterprise M&A opportunity • Indicated they know [***] at GA and may reach out to discuss views and strategy
VISTA	✓	TBD	TBD		Coordinating Meeting Date	• Inbound call to Everest on 9/18 on the back of historic relationship with Everest management
[***]		TBD	TBD		Processing NDA	• Indicated that non-control structure was not in their sweet spot • Implied equity check is smaller than what they prefer • Has since directed the opportunity to their mid-market fund
[***]	✓	8/22	9/12		Passed	• Believe business is fully valued today • Also concerned about check size
[***]	✓	8/22	9/11		Passed	• Like the business, but believe it is fully valued • Interested in engaging in a conversation involving a separation of SimplePractice if there is an opportunity to do so in the future (potentially through the lens of [***]

Next Steps on Process

- Process Letter to be shared with potential bidders following Committee sign-off
- Tentative deadline for Initial Indications of Interest – Oct 5, 2023

Next Steps for the Special Committee

- Evaluate next steps in the context of bids and Evercore conversation:
  - Narrow list of buyers to move to round 2 and authorize incremental information sharing
  - Widen process – if bids deemed "unattractive" or to create greater competitive tension
  - Stop process

EVERCORE 17 Project Everest

Confidential – Preliminary Draft Appendix

Confidential – Preliminary Draft A. Financial Summary and Valuation

Confidential -Preliminary Draft 0 Financial Summary- Management Projections (Everest Segments) ($ in millions) Everest Enterprise Everest SMB 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2021A 2022A 2023E 2024E 2025E 2026E 2027E Revenue $99 $128 $157 $192 $239 $294 $359 $109 $165 $217 $277 $350 $432 $527 %Growth 29.7% 23.1%0 21.9% 24.3% 23.2% 22.1% 51.9% 31.1% 27.9% 26.0% 23.6% 22.1% (-)COGS (20) (24) (29) (37) (44) (52) (62) (25) (36) (46) (58) (71) (85) (100) %of Rev. 20.6% 18.9% 18.7% 19.0% 18.4% 17.8% 17.4% 22.7% 21.8% 21.3% 20.9% 20.2% 19.6% 18.9% Gross Profit $78 $104 $128 $155 $195 $242 $297 $84 $129 $171 $220 $279 $347 $428 %Margin 79.4% 81.1% 81.3% 81.0% 81.6% 82.2% 82.6% 77.3% 78.2% 78.7% 79.1% 79.8% 80.4% 81.1% (-) S&M1 (47) (61) (74) (85) (101) (118) (137) (21) (33) (42) (54) (68) (83) (99) %of Rev. 47.2% 47. 7%f) 47.3% 44.4% 42.4% 40.2% 38.1% 19.7% 19.9% 19.3% 19.4% 19.4% 19.2% 18.7% (-) R&D (13) (18) (23) (30) (37) (45) (54) (18) (27) (39) (47) (58) (72) (86) %of Rev. 13.6% 13.8% 14.7% 15.6% 15.4% 15.5% 15.0% 16.1% 16.1% 17.8% 16.9% 16.7% 16.6% 16.3% (-) G&A2 (14) (25) (28) (33) (38) (44) (18) (22) (23) (27) (31) (34) (39) %of Rev. 13.7% 17.8% 16.1% 14.8% 14.0% 12.9% 12.3% 16.3% 13.5% 8 10.5% 9.7% 8.8% 8.0% 7.3% Adj. EBIT2 $5 $2 $5 $12 $23 $40 $62 $27 $48 $68 $92 $122 $158 $205 %Margin 4.8% 1.7% 3.1% 6.2% 9.8% 13.7% 17.2% 25.2% 28.7% 31.1% 33.1% 34.9% 36.7% 38.8% (+) D&A 2 2 2 3 4 2 3 5 7 9 12 %of Rev. 1.2% 1.0% 1.0% 1.0% 1.0% 1.1% 1.1% 1.1% 1.1% 1.3% 1.8% 1.9% 20% 22% Adj. EBITDA2 $6 $3 $6 $14 $26 $43 $66 $29 $49 $70 $97 $129 $167 $216 %Margin 6.0% 2.6% 4.1% 7.2% 10.8% 14.8% 18.3% 26.3% 29.9% 32.4% 34.9% 36.8% 38.7% 41.0% Key Observations 0 Continued Enterprise grovvth in out years partially driven by increased e Declining G&A due to operating leverage, driven, in part, by the shared digital adoption and targeting of non-utility verticals (e.g. , consumer finance services function and insurance) 0 One-time pricing study in 2023 contributing to improvement in subsequent f) S&M includes residuals, which are declining due to a one-time residual G&A expense buyout in 2023, and focus on lower-residual partners going forward EvERCORE 20 Project Everest Source: Company filings, Management estimates overlapping services, and other redundancies) allocated to Enterprise and SMB segments, respectively, per Note: 2021A-2023E Enterprise figures pro forma for sale of HealthPay24 management; Allocatable corporate overhead includes public company costs 1. Includes residuals 2. 55% and 45% of allocatable corporate overhead (total overhead less costs for management team,

Confidential -Preliminary Draft 0 Financial Summary- Management Projections (Everest WholeCo) ($ in millions) Historical Management 2021A 2022A 2023E 2024E 2025E 2026E 2027E Total Enterprise $99 $128 $157 $192 $239 $294 $359 %Growth 17.4% 29.7% 0 23.1% 21.9% 24.3% 23.2% 22.1% Total SMB $109 $165 $217 $277 $350 $432 $527 %Growth 73.9% 51.9% 31.1% 27.9% 26.0% 23.6% 22.1% Total Revenue $208 $293 $374 $469 $588 $726 $886 %Growth 41.6% 41.4% 27.6% 25.4% 25.3% 23.4% 22.1% (-)COGS (45) (60) (76) (94) (115) (137) (162) %ofRevenue 21.7% 20.5% 20.2% 20.1% 19.5% 18.8% 18.3% Gross Profit $162 $233 $299 $375 $474 $589 $724 %Margin 78.3% 79.5% 79.8% 79.9% 80.5% 81.2% 81 .7% (-) S&M1 (69) (95) (119) (141) (172) (204) (238) %ofRevenue 33.2% 32.6% 31.7% 30.1% 29.2% 28.1% 26.9% (-)R&D (31) (44) (62) (77) (95) (117) (140) %ofRevenue 14.9% 15.1% 16.5% 16.3% 16.2% 16.1% 15.8% (-) G&A (34) (48) (50) (58) (67) (75) (86) %ofRevenue 16.6% 16.3% 13.4% 12.4% 11.4% 10.4% 9.7% $28 $45 $68 $99 $140 $193 $260 13.6% 15.5% 18.1% 21.1% 23.8% 26.6% 29.3% (+) D&A 2 3 4 7 9 12 16 %of Revenue 1.2% 1.1% 1.2% 1.5% 1.6% 1.6% 1.8% Adj. EBITDA $31 $48 $72 $106 $149 $205 $276 %Margin 14.7% 16.5% 19.3% 22.5% 25.3% 28.2% 31 .1% Key Observations 0 Wholeco continues to grow at 20%+ at end of management projection period (2027E) f) 80%+ gross margins (net payments revenue and SaaS revenues) 0 Operating leverage from improved net take rates from Stripe, focus on lower residual partners, and shared services I G&A efficiency EvERCORE 21 Project Everest Source: Company filings, Management estimates Note: 2021A-2023E Enterprise figures pro forma for sale of HealthPay24 1. Includes residuals

Confidential -Preliminary Draft 0 Long-Term Management Extrapolations (Everest WholeCo) ($ in millions) ~————— .. ———- . —I Model Rec’d 1 DCF analysts termmal year: 2033 1 9/20/23 Extrapolations L—- ——— ———-~ FYE Decerrber 31, 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E Revenue $886 $1,040 $1,175 $1,305 $1,425 $1,538 $1,640 $1,737 $1,834 $1,932 $2,032 %Growth 0 22.1% 17.3% 13.0% 11.0% 9.2% 7.9% 6.7% 5.9% 5.6% 5.4% 5.2% (-)COGS (162)1 (190) (215) (238) (259) (279) (297) (314) (331) (348) (365) %of Revenue 18.3% : 18.3% 18.3% 18.2% 18.2% 18.2% 18.1% 18.1% 18.0% 18.0% 18.0% Gross Profit $724 I $850 $961 $1,067 $1,166 $1,259 $1,343 $1,423 $1,503 $1,585 $1,668 %Margin 81.7% : 81.7% 81.7% 81.8% 81.8% 81.8% 81.9% 81.9% 82.0% 82.0% 82.0% 1 (-) S&M (238)1 (277) (310) (341) (368) (393) (415) (435) (455) (473) (492) %of Revenue 26.9% ! 26.6% 26.4% 26.1% 25.8% 25.6% 25.3% 25.1% 24.8% 24.5% 24.2% I (-)R&D (140)1 (164) (184) (203) (221) (238) (253) (267) (280) (294) (308) %of Revenue 15.8% I 15.7% 15.7% 15.6% 15.5% 15.5% 15.4% 15.3% 15.3% 15.2% 15.2% I (-) G&A (86)1 (92) (97) (103) (109) (116) (123) (129) (136) (144) (151) %of Revenue 9.7% 8.8% 8.3% 7.9% 7.7% 7.5% 7.5% 7.5% 7.4% 7.4% 7.4% Adj. EBIT $260 $317 $369 $419 $467 $511 $552 $592 $632 $674 $717 %Margin 29.3% 30.5% 31.4% 32.1% 32.8% 33.3% 33.7% 34.1% 34.5% 34.9% 35.3% (+) D&A 16 19 21 23 25 27 29 31 32 34 36 %of Revenue 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% Adj. EBITDA $276 $336 $390 $443 $492 $539 $581 $622 $664 $708 $753 %Margin 31.1% 32.3% 33.2% 33.9% 34.5% 35.0% 35.5% 35.8% 36.2% 36.6% 37.0% MernJ: Other Items Cap ex $18 $21 $24 $26 $29 $31 $33 $35 $37 $39 $41 %ofRevenue 2.0% e 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% Change in NINC ($16)1 ($16) ($18) ($20) ($21) ($23) ($25) ($26) ($28) ($29) ($30) %ofRevenue (1.8%) I 0 (1.5%) (1.5%) (1.5%) (1.5%) (1.5%) (1.5%) (1.5%) (1.5%) (1.5%) (1.5%) I SBC $80 : $83 $94 $91 $100 $108 $115 $104 $110 $116 $122 %ofRevenue 9.0% I 0 8.0% 8.0% 7.0% 7.0% 7.0% 7.0% 6.0% 6.0% 6.0% 6.0% I Tax Rate 26.6% ! 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% Key Observations 0 Growth decelerates from -22% to -5% 0 Change in NWC held constant at 1.5% of Revenue f) Adj. EBITDA margin expands from -31% to -37% 0 SBC falls as a percentage of Revenue as growth decelerates e Capex held constant at 2.0% of Revenue EvE RCORE 22 Project Everest Source: Management 1. Includes residuals

Confidential – Preliminary Draft

I Reconciliation of Corporate Overhead Allocations

($ in millions)

	2021A	2022A	2023E	2024E	2025E	2026E	2027E
Total Corporate Overhead	**$19**	**$31**	**$34**	**$41**	**$47**	**$52**	**$60**
(–) Corporate-Level-Only Costs[1]	(4)	(4)	(5)	(5)	(5)	(6)	(6)
Allocatable Overhead	**$15**	**$27**	**$30**	**$36**	**$41**	**$46**	**$54**
Enterprise Allocation	$8	$15	$16	$20	$23	$25	$30
% of Allocatable Overhead	*55.0%*	*55.0%*	*55.0%*	*55.0%*	*55.0%*	*55.0%*	*55.0%*
SMB Allocation	$7	$12	$13	$16	$19	$21	$24
% of Allocatable Overhead	*45.0%*	*45.0%*	*45.0%*	*45.0%*	*45.0%*	*45.0%*	*45.0%*
Enterprise EBITDA (Pre-Corp. Expenses)	**$14**	**$18**	**$23**	**$34**	**$49**	**$69**	**$95**
% Margin	*14.4%*	*14.3%*	*14.5%*	*17.5%*	*20.4%*	*23.4%*	*26.6%*
(–) Corporate Overhead (55% Allocation)	(8)	(15)	(16)	(20)	(23)	(25)	(30)
Enterprise EBITDA (Post-Corp. Expenses)	**$6**	**$3**	**$6**	**$14**	**$26**	**$43**	**$66**
% Margin	*6.0%*	*2.6%*	*4.1%*	*7.2%*	*10.8%*	*14.8%*	*18.3%*
SMB EBITDA (Pre-Corp. Expenses)	**$35**	**$62**	**$84**	**$113**	**$147**	**$188**	**$241**
% Margin	*32.5%*	*37.2%*	*38.6%*	*40.8%*	*42.1%*	*43.5%*	*45.6%*
(–) Corporate Overhead (45% Allocation)	(7)	(12)	(13)	(16)	(19)	(21)	(24)
SMB EBITDA (Post-Corp. Expenses)	**$29**	**$49**	**$70**	**$97**	**$129**	**$167**	**$216**
% Margin	*26.3%*	*29.9%*	*32.4%*	*34.9%*	*36.8%*	*38.7%*	*41.0%*

Allocation based on management guidance

Source: Company filings, Management estimates
Note: Enterprise is Pro Forma for divestiture of HealthPay24
1. Represents duplicated costs for management team, overlapping services, and other redundancies (e.g., Everest corporate-level S&M expense), based on discussion with management

EVERCORE 23 Project Everest

Confidential -Preliminary Draft 0 Weighted Average Cost of Capital (WACC)—WholeCo ($ in millions) Selected Public Companies- Cost of Capital Cost of Equity and WACC Calculation Total Gross Market Enterprise Debtto Adj. Unl. Historical Supply-Side Value Eguity Beta2 Beta2 Com~an}l Ca~ Everest WholeCo $3,030 $2,698 0.0% 1.19 1.19 Everest Peers Everest Peers Enter11,rise Peers Flywire $4,237 $3,647 0.0% 1.66 1.66 1 4.6% 4.6% 4.6% 4.6% Risk Free Rate ACI Worldwide 2,619 3,541 41.0% 0.97 0.75 Payoneer 2,524 1,997 0.7% 1.08 1.07 2 1.19 1.33 1.19 1.33 Paymentus 2,025 1,866 0.0% 1.42 1.42 Unlevered Beta AvidXchange 2,071 1,777 4.0% 1.49 1.45 SMB Peers Debt I Equity Ratio 0.0% 10.0% 0.0% 10.0% Bill Holdings $12,581 $11,781 14.8% 2.01 1.81 Paylocity 10,772 10,484 0.0% 1.08 1.08 3 26.0% 26.0% 26.0% 26.0% Tax Rate Paycor 4,160 4,693 0.0% 1.38 1.38 Doximity 4,592 3,719 0.0% 1.52 1.52 4 1.19 1.43 1.19 1.43 Levered Beta Evercommerce 1,892 2,340 28.3% 1.11 0.92 Definitive 1,323 1,233 19.7% 1.70 1.48 5 7.2% 7.2% 6.4% 6.4% Market Risk Premium Phreesia 1,229 1’ 117 0.3% 1.35 1.34 Weave Comm. 696 610 1.4% 1.41 1.40 5 0.9% 0.9% 0.9% 0.9% Size Premium Overall Mean 8.5% 1.40 1.33 Overall Median 0.7% 1.41 1.40 Cost of Eq uitl 14.1% 15.7% 13.1% 14.6% WACC—Sensitivities Historical Supply-Side Pre-tax Cost of Debe 5.8% 5.8% 5.8% 5.8% WACC WACC Debt I Equity Ratio Debt I Equity Ratio After- tax Cost of Debt 4.3% 4.3% 4.3% 4.3% 0.0% 10.0% 20.0% 0.0% 10.0% 20.0% 1.10 12.6% 13.1% 13.6% 1.10 11.7% 12.2% 12.7% Equity to Total Cap. 90.9% 90.9% 90.9% 90.9% Unl. 1.20 13.2% 13.8% 14.4% Unl. 1.20 12.3% 12.8% 13.3% Beta Beta 8 1.30 13.9% 14.5% 15.1% 1.30 12.9% 13.5% 14.0% lwACC 13.2% 14.7% 12.3% 13.6% Source: Company filings, FactSet (9114/23), Ibbotson 1. 20-year Treasury rate as of 9114/23 5. Kroll (2023). The market size of$2,847mm assumed for Everest WholeCo is equivalent to a 5th decile size premium 2. Raw Beta based on average of two-year weekly Beta, calculated in comparison to the S&P 500 index. Adjusted Beta= (213) 6. Cost of Equity= Risk Free Rate +(Market Risk Premium • Levered Beta) • Raw Beta + (1/3) • 1. Unlevered Beta =Levered Beta I (1 + (1—Tax rate) • (Debt I Equny)) 7. Based off YTW of Bill Holdings 3. Assumes 27% tax rate based on the KPMG corporate marginal tax rates for peers (includes state tax) 8. WACC =Cost of Equity • Equnyto Total Capitalization +Aner-tax Cost of Debt • (1- Equity to Total Capnalization) 4. Levered Beta = Unlevered Beta • (1 + (1—Tax Rate) • (Debt I Equity)) EvERCORE 24 Project Everest

Confidential -Preliminary Draft G Illustrative Sum-of-the-Parts Analysis-Trading Multiples and Precedents ($ in millions, expect per share data) Enterprise Total Trading Multiples Low High Low High Low High Select Segment Peer Set 1 Methodology ‘24E EBITDAI ‘24E EBITDA Metric $14 $14 $97 $97 (x) Multiple Range 30.0x 35.0x 28.0x 36.0x Enterprise Value $414 $482 $2,715 $3,490 $3,128 $3,973 Implied EBITDA Multiple 30.0x 35.0x 2B.Ox 36.0x 29.6x 37.6x Net Debt (Cash) (40) (40) (19) (19) (274) (333) (333) Equity Value $454 $522 $2,733 $3,509 $274 $3,461 $4,305 FDSO 173.2 173.2 173.2 173.2 173.2 173.2 173.2 Implied Price I Share $2.62 $3.02 $15.78 $20.26 $1.58 $19.99 $24.86 % Prem. I (Disc.) to Current 14.2% 42.1% Precedent Txns. Methodology NTM Revenue (6130123) NTM EBITDA (6130123) Metric $172 $172 $83 $83 (x) Multiple Range 4.0x 5.0x 30.0x 40.0x Enterprise Value $688 $860 $2,479 $3,306 I $3,168 $4,166 Implied Multiple 4.0x 5.0x 30.0x 40.0x 30.0x 39.4x Net Debt (Cash) (40) (40) (19) (19) (274) (333) (333) Equity Value $728 $900 $2,498 $3,325 $274 $3,501 $4,499 FDSO 173.2 173.2 173.2 173.2 173.2 173 .2 173.2 Implied Price I Share $4.21 $5.20 $14.43 $19.20 $1.58 $20.21 $25.98 % Prem. I (Disc.) to Current 15.5% 48.5% EvERCORE 25 Project Everest Source: Company filings, FactSet (9/14/23), Management estimates 1. 55% and 45% of allocatable corporate overhead (total overhead less costs for management team, overlapping services, and other redundancies) allocated to Enterprise and SMB segments, respectively, per management; Allocatable corporate overhead includes public company costs

Confidential – Preliminary Draft

III Preliminary Leveraged Buyout Analysis

($ in millions, except per share data)

Key Assumptions

- Illustrative transaction close date of June 30, 2023 and exit on December 31, 2028 (5.5-year holding period)
- Illustrative Sources & Uses shows entry at $21.00 offer price per share (20% premium to current), for a purchase TEV of $3.3bn
- Exit at 24.0x LTM EBITDA, based on current peer trading multiples
- 6.5x Target Gross Leverage, consisting of:
  - 6.5x Unitranche @ S+CSA+650bps, 97.0 OID, 1.0% amortization, no financing fees
- $60mm minimum cash balance[1]
- $50mm transaction fees
- 4% management promote

Sources

Unitranche Facility	$472
Pro Forma Debt	**472**
Balance Sheet Cash	333
Sponsor Equity	2,960
Total Sources	**$3,765**

Uses

Everest Purchase Equity	$3,641
Minimum Cash	60
Transaction Fees	50
Financing Fees & OID	14
Total Uses	**$3,765**

Financial Summary and Credit Statistics

	Management Estimate					Extrap.
Calendar Year Ended	6/30/23	2024E	2025E	2026E	2027E	2028E
Revenue	$197	$469	$588	$726	$886	$1,040
% Growth		*25.4%*	*25.3%*	*23.4%*	*22.1%*	*17.3%*
Adj. EBITDA	$36	$106	$149	$205	$276	$336
% Margin	*18.4%*	*22.5%*	*25.3%*	*28.2%*	*31.1%*	*32.3%*
(+) PubCo Cost Savings	4	9	9	10	11	12
Adj. EBITDA (incl. PubCo Cost Savings)	**$40**	**$114**	**$159**	**$215**	**$287**	**$348**
% Margin	*20.3%*	*24.4%*	*27.0%*	*29.6%*	*32.4%*	*33.5%*
Adj. EBIT (incl. PubCo Cost Savings)[2]	**$30**	**$94**	**$136**	**$194**	**$264**	**$322**
% Margin	*15.4%*	*20.0%*	*23.1%*	*26.8%*	*29.7%*	*31.0%*
(-) Cash Taxes	-	(14)	(28)	(45)	(64)	(82)
% Tax Rate	*34.3%*	*33.9%*	*30.3%*	*28.1%*	*26.6%*	*26.0%*
(+) Depreciation	2	7	9	12	16	19
(+) Intangible Amortization	7	14	14	9	8	8
(-) Net Interest Expense	(28)	(50)	(42)	(32)	(18)	(4)
(-) Changes in NWC	(8)	(9)	(14)	(14)	(16)	(16)
(-) Capital Expenditures	(5)	(12)	(13)	(15)	(18)	(21)
Levered Free Cash Flow	**($1)**	**$30**	**$63**	**$108**	**$171**	**$226**
Cumulative Free Cash Flow	**(1)**	**29**	**92**	**200**	**371**	**597**
Memo: Leverage and Credit Statistics						
Net Debt		$383	$320	$212	$41	($185)
Total Debt / Adj. EBITDA		3.9x	2.4x	1.3x	0.4x	0.0x
Net Debt / Adj. EBITDA		3.3	2.0	1.0	0.1	NM

Implied TEV and Offer Price ('28 Exit, 6.5x Gross Leverage)

Implied Purchase Equity

		Exit LTM EBITDA Multiple		
		22.0x	24.0x	26.0x
Req'd IRR	17.5%	$3,451	$3,726	$4,002
	20.0%	3,111	3,357	3,602
	22.5%	2,815	3,034	3,253

Implied Offer Price

		Exit LTM EBITDA Multiple		
		22.0x	24.0x	26.0x
Req'd IRR	17.5%	$21.82	$23.40	$24.98
	20.0%	$19.87	$21.28	$22.69
	22.5%	$18.17	$19.43	$20.69

EVERCORE 26 Project Everest

Source: Company filings, Management estimates, FactSet (9/14/23)
1. Approximately 2.5x monthly expenses in June 2023, per Management guidance
2. Burdened by intangible amortization

Confidential -Preliminary Draft B. Additional Analysis EvERCORE

Confidential -Preliminary Draft Analysis at Various Prices ($in millions, except per share data) ~rice=$26 Everest Current Anal~sis at Various Prices {9/14/23) Current Price (9/14/23) $17.50 $19.25 $21.00 $22.75 $24.50 $26.25 $28.00 % Premium to Current 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% % Premium to 30-Day VWAP 1.7% 11.9% 22.1% 32.3% 42.4% 52.6% 62.8% % Premium to 52 Week High (21.4%) (13.6%) (5.7%) 2.2% 10.0% 17.9% 25.7% (x) FDSO 173.2 173.3 173.4 173.5 173.5 173.6 173.6 Equity Value $3,030 $3,336 $3,641 $3,946 $4,251 $4,557 $4,862 (+)Debt (-)Cash (333) (333) (333) (333) (333) (333) (333) Enterprise Value $2,698 $3,003 $3,308 $3,613 $3,919 $4,224 $4,529 % Premium to Current TEV 11.3% 22.6% 33.9% 45.3% 56.6% 67.9% Multiples Analysis Enterprise Value to: Metric CY23E Revenue (Mgmt.) $374 7.2x 8.0x 8.8x 9.7x 10.5x 11.3x 12.1x CY24E Revenue (Mgmt.) 469 *2.6x *5.5x 5.7 6.4 7.0 7.7 8.3 9.0 9.6 1 CY24E Growth-Adj. Revenue (Mgmt.) 25.4% *0.21x 0.23x 0.25x 0.28x 0.30x *O.JJx 0.33x 0.35x 0.38x CY23E Gross Profit (Mgmt.) $299 9.0x 10.1x 11.1x 12.1x 13.1x 14.1x 15.2x CY24E Gross Profit (Mgmt.) 375 *5.9x *6.6x 7.2 8.0 8.8 9.6 10.5 11.3 12.1 1 *0.39x CY24E Growth-Adj. Gross Profit (Mgmt.) 25.4% 0.28x 0.32x 0.35x 0.38x * 0.41x 0.44x 0.48x 0.40x CY23E Adj. EBITDA (Mgmt.) $72 37.4x 41.6x 45.8x 50.0x 54.3x 58.5x 62.7x CY24E Adj. EBITDA (Mgmt.) 106*16.8X*1.8x 25.5 28.4 31.3 34.2 37.1 39.9 42.8 1 CY24E Growth-Adj. EBITDA (Mgmt.) 25.4% 1.01x 1.12x *1.2ox 1.23x 1.35x *1.46x 1.46x 1.57x 1.69x CY23E Adj. EBITDA (Consensus) $70 38.4x 42.8x 47.1x 51.5x 55.8x 60.2x 64.5x CY24E Adj. EBITDA (Consensus) 90 30.0 33.4 36.8 40.1 43.5 46.9 50.3 1 CY24E Growth-Adj. EBITDA (Consensus) 23.6% 1.27x 1.41x 1.56x 1.70x 1.84x 1.99x 2.13x * Median ofEnterprise Peers *Median ofSMB Peers EvERCORE 28 Project Everest Source: Company filings, FactSet (9114/23) Note: Analysis assumes -173.2mm shares at current price (and TSM); Includes 167.4mm basic shares outstanding as of 7131123 and 5.Bmm dilutive securities as of 6/30/23 1. Calculated as TEV I ‘24E Metric I ‘23E-‘24E Revenue Growth

Confidential -Preliminary Draft Everest Stock Performance Share Price Performance ————- Enterprise/Billing SM B/Healthcare 9/23/21: Everest’s IPO at Everest WholeCo Peers Peers Peers $26.00 per share Since 1 Month Ago 5.5% 5.4% (3.8%) 0.5% Since 3 Months Ago (4.6%) 3.3% (9.2%) (2.5%) f———————————~ Since 6 Months Ago (7.2%) 12.4% (5.1%) (0.3%) : 52 week Trading Range: : 120.0% : $15.44- $22.27 : Since 12 Months Ago (7.2%) 12.4% (5.1%) (0.3%) L———————————~ Since 18 Months Ago (13.2%) 12.4% (25.9%) (19.5%) Since I PO’             (jiH.“I~_ (34.6%) (59.8%) (36.4%) 2/15/22: Everest reported a 48% YoY increase in Annual 8/3/23: Everest reported 02’23, $34.12 Revenue in 04’21 , beating announcing strategic consensus estimates by 6% acquisition of Luminello’s assets and a divestiture of 8/4/22: Everest reported 02’22 HealthPay24 to Waystar 2/9/23: Everest reported FY’22 results, with Revenue exceeding with 24% customer growth rate 43% led by 56% growth in SMB, YoY 80.0% exceeding expectations 65.2% 11/10/21: Everest reported 03’21 losses of $0.06 per share, Revenue increases, and issued 40.0% positive 2021 Sales guidance 44.1% 3/9/22: DonorDrive, an Everest 11/3/23: Everest reported solution and digital fundraising 6/29/22: The City of Escondido 03’22 results, beating street’s platform for enterprise non profits, has seen 62% overall self- expectations and management announced the launch of a new 6/12/23: SimplePractice, an service electronic payment raising estimates again version of their app Everest solution, launches adoption since implementing learning pass to support lnvoiceCioud, an Everest education across group practices solution 0.0% Sep-21 Feb-22 Jul-22 Nov-22 Apr-23 Sep-23 —Everest —WholeCo Peers — Enterprise/Billing Peers — SMB/Healthcare Peers Earnings Release Key Events EvERCORE 29 Project Everest Source: FactSet (9/14/23) Note: Enterprise/Billing Camps comprise of ACI Worldwide, AvidXchange, Flywire, Payoneer and Paymentus. SMB/Healthcare Camps comprise of Bill Holdings, Definitive, Doximity, Evercommerce, Paycor, Paylocity, Phreesia, and Weave Comm. WholeCo Camps comprise of Enterprise and SMB peers 1. Chart begins at Everest’s price of $34.12 on day of IPO (9/23121); Subsequent decline in stock price occurs after initial price increase of 31% following IPO

Confidential -Preliminary Draft Trading Multiples Over Time TEV I NTM Revenue (Since IP01 ($ in millions) ) 20.0x TEV I NTM Revenue Everest IGV 17.5x Current (9/14/23) 6.1x 7.3x 16.0x 3 Months Average 6.3 7.3 6 Months Average 6.5 6.9 1 Year Average 7.1 6.5 12.0x 10.6x 8.0x 7.3x (3.3x) 6.1x (11.5x) 4.0x Oct-21 Mar-22 Jul-22 Dec-22 Apr-23 Sep-23 —Everest — IGV TEV I NTM EBITDA (Last 12 Months) 70.0x TEV I NTM EBITDA Everest IGV 61.3x Current (9/14/23) 32.0x 20.8x 55.0x 3 Months Average 33.5 20.6 6 Months Average 34.8 19.8 40.0x 41.7 18.9 32.0x (29.3x) 25.0x 20.8x +2.0x 18.7x 10.0x Sep-22 Nov-22 Feb-23 Apr-23 Jul-23 Sep-23 — Everest — IGV EvERCORE 30 Project Everest Source: FactSet (9/14/23) 1. Chart begins October 2021 , the most recent date broker estimates are available following Everest’s IPO (9/23/21)

Confidential -Preliminary Draft Summary of Equity Research Perspectives Selected Analyst Price Targets Analyst Commentary Strong combination ofgrowth and J Broker Date Rating Target’ Valuation Methodolog~ profitability, well insulated from macro Citi 8124123 Buy $22.00 DCF, EV I Revenue slowdown J.P. Morgan 8122123 19.00 DCF, FCF Per Share Lower cash flow conversion in 2023 Needham 813123 Buy 40.00 due to higher cash taxes Truist 813123 Buy 30.00 DCF Robust customer growth in SMB Raymond James 813123 Buy 25.00 SOTP (EV I Revenue , EV I GP) driven by core mental health and emerging verticals (speech pathology Bank of America 813123 Buy 23.00 EV I Revenue and occupational therapy) Craig-Hallum 813123 Buy 22.00 EV I EBITDA Potential execution risk as it KeyBanc 813123 20.00 expands target market within SMB Buy William Blair 813123 Buy NA EV I Revenue, EV I EBITDA Deutsche Bank 813123 21.00 DCF Revenue Cycle Management product expected to drive long-term growth Goldman Sachs 7113123 Hold 21.00 Potential overhang from private Mean $24.30 equity ownership Median 22.00 Attractive opportunity to expand into 25th Percentile 21.00 larger group practices, but still early 75th Percentile 24.50 innings Actual Share Performance vs. Target Price (Since IPO) Analyst Rating History $60 Premium to Current: 25.7% ®®®®®®®®®®®® $40 “”’—— $22.00 $20 (45.0%) $17.50 (48.7%) $- 9/23/21 2/14/22 7/8/22 11/29/22 4/22/23 9/14/23 —Everest Price — Median PT EvERCORE 31 Project Everest Source: FactSet (9/14/23), Bloomberg, Wall Street research 1. Target price not discounted to present value

Confidential -Preliminary Draft North America Take Private Premiums Paid Analysis Analysis of last 3 years of take private transactions with TEV > $1.0bn- 97 Deals Premium to Unaffected Premium to 1 Calendar Month VWAP1 Number of Deals Number of Deals I 11 16 19 14 12 24 I 8 14 18 16 12 28 Median: 31.0% Median: 34.6% Mean: 33.5% Mean: 35.8% 29.2% 25.0% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% Premium to 3 Calendar Month VWAP1 Premium to 6 Calendar Month VWAP1 Number of Deals Number of Deals I 1 10 19 15 18 27 I 12 6 16 19 14 29 Median: 36.5% Median: 36.1% 30.2% Mean: 36.8% 28.1% Mean: 37.3% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% Source: Thomson Reuters, FactSet, Company Filings Note, does not include REITS, Real Estate, BDCs, and MLPs 1. VWAP relative to unaffected date EvERCORE 32 Project Everest

Confidential -Preliminary Draft One-Step Spin-off Overview Pre-Transaction Post-Transaction 100% “’. Subsidiary ‘, Shares .. . ‘ \ \ \ I I Optimal ‘ Cash : I I I . I New Subsidiary Other Businesses Subsidiary other Businesses Company Transaction Description Transaction Outcome • Parent creates Subsidiary • Parent shareholders own two securities- Parent and Subsidiary stock • Subsidiary could potentially raise debt and dividend proceeds to Parent .,._ For example, if a shareholder owns 2% of Parent prior to spin-off the shareholder will own 2% of • Parent distributes stock of Subsidiary tax-free to Parent Parent and 2% of Spin Co after the spin-off shareholders on a pro-rata basis • The market, through trading, establishes the valuation and price • Financial market objective is to create value through “sum of the parts” EvERCORE 33 Project Everest

Confidential -Preliminary Draft These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Everest to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or revievved with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources , represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials vvere compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. EvERCORE Project Everest